EXHIBIT 5 AND EXHIBIT 23.2

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

December 5, 2003

Spartan Stores, Inc.
870 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

Ladies and Gentlemen:

                    As legal counsel for Spartan Stores, Inc., a Michigan corporation (the "Company"), we have examined and are familiar with the Company's Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. Based upon the foregoing, we are of the opinion that the deferred compensation obligations being registered on Form S-8 under the Securities Act of 1933, when issued pursuant to Spartan Stores, Inc. Supplemental Savings Plan for Directors, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

                    We hereby consent to the filing of this opinion and consent to its use as an exhibit to the Registration Statement on Form S-8 covering the obligations to be issued pursuant to this Registration Statement.

Very truly yours, WARNER NORCROSS & JUDD LLP By /s/ Alex J. DeYonker Alex J. DeYonker A Partner